Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

September 2, 2022

Berkshire Grey, Inc.

140 South Road

Bedford, Massachusetts 01730

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) on August 31, 2022 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Berkshire Grey, Inc., a Delaware corporation (the “Company”), of the offer and sale from time to time by the selling securityholders listed in the Registration Statement under “Selling Securityholders” (the “Selling Securityholders”) of up to 25,250,616 shares (the “Shares”) of Class A common stock, par value $0.0001 per share (“Common Stock”), of the Company issuable upon the exercise of a warrant to purchase the Shares (the “Warrant”) held by the Selling Securityholders.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the aggregate number of Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Shares, when issued upon exercise of the Warrant in accordance with the terms of the Warrant, will have been duly authorized and validly issued and will be fully paid and nonassessable.

The opinion expressed above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

Berkshire Grey, Inc.

September 2, 2022

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP